Exhibit 99

FOR IMMEDIATE RELEASE DATE: AUGUST 12, 2004	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED JUNE 30, 2004,
AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, August 12, 2004 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the fourth quarter and year ended June 30, 2004.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended June 30				Year Ended June 30
	2004	2003	% Change		2004	2003	% Change
Net Sales	$66,690	$55,585	20.0%		$241,405	$213,133	13.3%

Operating Income	$1,954	$3,398	(42	.5)%	$14,034	$11,366	23.5%

Income Before Cumulative
Effect of Accounting Change	$1,163	$2,423	(52	.0)%	$8,690	$7,793	11.5%

Net Income (Loss)	$1,163	$2,423	(52	.0)%	$8,690	$(10,748)	n	/m

Earnings Per Share Before
Cumulative Effect of
Accounting Change (diluted)	$0.06	$0.12	(50	.0)%	$0.43	$0.39	10.3%

Earnings (Loss) Per Share
(diluted)	$0.06	$0.12	(50	.0)%	$0.43	$(0.54)	n	/m

	6/30/04	6/30/03
Working Capital	$ 64,724	$ 59,633
Total Assets	$174,732	$162,776
Shareholders' Equity	$128,863	$124,905

Fiscal Year 2004 Results

        Net sales in fiscal 2004 were $241.4 million, a 13% increase from last year’s net sales of $213.1 million. Fiscal 2004 net income of $8.7 million ($0.43 per share) increased 12% from the $7.8 million (before the cumulative effect of a non-cash accounting change related to goodwill impairment) ($0.39 per share) reported last year. After consideration of the cumulative effect of the accounting change related to the fiscal 2003 write down of goodwill pursuant to the Company’s implementation of Statement of Financial Accounting Standards No. 142, the fiscal 2003 net loss was $10.7 million or $(.54) per share as compared

LSI Industries Inc. Fourth Quarter Results
August 12, 2004

to fiscal 2004 net income of $8.7 million or $0.43 per share. Lighting Segment net sales increased 17% to $159.7 million, and Graphics Segment net sales increased 6% to $81.7 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 28% and 29% of total net sales in fiscal years 2004 and 2003, respectively. Earnings per share for all periods represent diluted earnings per share.

Fourth Quarter 2004 Results

        Net sales in the fourth quarter of fiscal 2004 were $66.7 million, a 20% increase from last year’s fourth quarter net sales of $55.6 million. Fiscal 2004 fourth quarter net income of $1.2 million ($0.06 per share) decreased 52% from the $2.4 million ($0.12 per share) reported last year. Lighting Segment net sales increased 24% to $47.2 million, and Graphics Segment net sales increased 12% to $19.5 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 22% and 25% of total net sales in the fourth quarters of fiscal years 2004 and 2003, respectively.

Balance Sheet

        The balance sheet at June 30, 2004 included current assets of $97.1 million, current liabilities of $32.4 million, working capital of $64.7 million with a strong current ratio of 3.0 to 1.0. Long-term debt obligations of $11.6 million compared to shareholders’ equity of $129.0 million. The Company currently has borrowing capacity of $38.1 million under its $50 million commercial bank facility. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth.

Company Comments

        Bob Ready, President and Chief Executive Officer, stated, “While our sales and earnings increased 13% and 12%, respectively, year over year, we fell short of our internal goals due primarily to lower than expected performance at our Lightron facility. To be sure, fiscal 2004 was better than fiscal 2003 as the economy began to improve, although very slowly, and our business strengthened. The year was not without challenges however as competition was fierce and margins were under pressure from both higher raw material costs and pricing pressures. Our higher margin petroleum type business was essentially flat due to market conditions and we had to deal with higher general and administrative costs including health care, Sarbanes-Oxley, the implementation of the JD Edwards One World business operating system, and the cost associated with hiring and staffing to meet expected growth.

        “Our long-term shareholders will recognize that many of our actions and achievements during fiscal 2004 represent a continuation of programs initiated two or three years ago. Specifically, LSI Industries has been in the process of diversifying away from its dependence on the petroleum and specialty lighting markets by broadening its presence in the much larger commercial and industrial markets. This has been a good and necessary strategic move that has maintained our growth without sacrificing our on-going opportunities in the higher margin specialty product areas. Another very successful fundamental strategy has been our entry into the graphics business, which combined with lighting, gives LSI a real competitive advantage and leverages our position with customers. As we moved forward during fiscal 2003 and 2004, we first streamlined our graphics business by combining our graphics companies into one force through the formation of LSI Graphic Solutions Plus. We did the same thing by forming LSI Lighting Solutions Plus in fiscal 2004. The ‘Plus’ in the new title refers to our ‘one stop’ capabilities including lighting and graphics

LSI Industries Inc. Fourth Quarter Results
August 12, 2004

products for exterior and interior applications, program installation management, and engineering expertise. As a result of these changes, LSI changed its reportable business segments at the beginning of fiscal 2004 to the Lighting Segment and the Graphics Segment. On the marketing front, we completed a very successful program to upgrade and expand our sales representative organization. We secured some very important new business in fiscal 2004 including a new store lighting program for the country’s largest retail chain, a menu board enhancement program with one of our large quick serve restaurant customers, and an image change with a large graphics customer. These programs, all major contracts, will continue into fiscal 2005. Investing in the future, we hired additional personnel to meet the demands of a growing business, installed new production equipment, and furthered our involvement in the new technology area of narrowcasting.

        “From a financial and shareholder viewpoint, during fiscal 2004 we reduced debt by $2.5 million (following a $4.0 million reduction in fiscal 2003), increased our cash dividend rate by 50%, adopted a more liberal cash dividend policy that targets a 40% to 60% payout ratio, split the stock five-for-four, put in place a shelf registration to give us financial flexibility and, of course, maintained a strong and liquid balance sheet.

        “As to our problems at the Lightron lighting operation, we were adversely impacted by a significant inventory writedown during the fourth quarter. Operations at Lightron were not profitable during fiscal 2004 and we had to make changes in the top management. Our goal is to see Lightron swing from operating losses to profits during the first half of fiscal 2005 and record a profit for the full year. Our acquisitions have been an important part of moving LSI from a specialty only to a leading broad based lighting and graphics company. This doesn’t mean that all is roses when integrating acquired business, and that cultural issues don’t come into play. That has certainly been the case with Lightron.

        “Looking to the future, our core strategies are sound and we are prepared to execute our growth plans. Many of the problems we encountered at Lightron are behind us and we continue to be well positioned to take advantage of the business opportunities that our growing base of lighting and graphics customers provide. We will benefit from the image conversion programs of the petroleum industry when this long delayed activity finally resumes, as it most certainly will. Cost pressures, particularly steel, and a highly competitive environment will be challenging for fiscal 2005. For fiscal 2005 we look forward to higher sales and profits as the economy continues to improve.”

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.072 per share, payable September 14, 2004 to shareholders of record as of September 7, 2004. This quarterly dividend currently represents an indicated annual rate of $0.288 per share, a 50% increase over fiscal 2003. The Board of Directors will consider a possible increase in the regular cash dividend rate at its next scheduled meeting to be held in October 2004.

Acquisitions

        Carefully selected acquisitions have long been an important part of LSI’s strategic growth plans. We continue to seek out, screen and evaluate potential acquisitions that could add to our lighting or graphics product lines or enhance our position in selected markets. Although no definitive discussions or negotiations are presently underway, the Company’s balance sheet and cash flow provide the financial platform for growth through acquisitions.

LSI Industries Inc. Fourth Quarter Results
August 12, 2004

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

About the Company

        LSI Industries is an integrated design, manufacturing and technology company supplying its own high quality lighting fixtures, graphics elements and narrowcast digital messaging for both exterior and interior applications. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of graphic products (including illuminated and non-illuminated menu board systems), design support, engineering and project management for custom programs for today’s retail environment. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,800 people in sixteen facilities located in Ohio, California, Georgia, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, are available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI INDUSTRIES INC.

Condensed Income Statements

(in thousands, except per
share data; unaudited)

	Three Months Ended June 30		Year Ended June 30
	2004	2003	2004	2003
Net sales	$66,690	$55,585	$241,405	$213,133
Cost of products sold	52,432	41,054	181,883	157,966

Gross profit	14,258	14,531	59,522	55,167

Selling and administrative expenses	12,304	11,133	45,488	43,801

Operating income	1,954	3,398	14,034	11,366
Interest (income) expense, net	66	(167)	237	119

Income before income taxes	1,888	3,565	13,797	11,247
Income tax expense	725	1,142	5,107	3,454

Income before cumulative effect
of accounting change	1,163	2,423	8,690	7,793

Cumulative effect of accounting
change, net of tax	--	--	--	18,541

Net income (loss)	$1,163	$2,423	$8,690	$(10,748)

Earnings (loss) per common share
Basic
Earnings per share before
effect of accounting change	$.06	$.12	$.44	$.40

Earnings (loss) per share	$.06	$.12	$.44	$(.55)

Earnings (loss) per common share
Diluted
Earnings per share before
effect of accounting change	$.06	$.12	$.43	$.39

Earnings (loss) per share	$.06	$.12	$.43	$(.54)

Condensed Balance Sheets
(in thousands, unaudited)

	June 30, 2004	June 30, 2003

Current Assets	$97,123	$83,505
Property, Plant and Equipment, net	54,152	55,009
Other Assets	23,457	24,262

	$174,732	$162,776

Current Liabilities	$32,399	$23,872
Other Long-Term Liabilities	13,470	13,999
Shareholders' Equity	128,863	124,905

	$174,732	$162,776